EXHIBIT 99.1

PRESS RELEASE OF FSB COMMUNITY BANKSHARES, INC.

July 26, 2012

FOR IMMEDIATE RELEASE
Contact: Dana C. Gavenda, Chief Executive Officer
FSB Community Bankshares, Inc.
Tel (585) 223-9080

FSB COMMUNITY BANKSHARES, INC.
ANNOUNCES SECOND QUARTER RESULTS

Fairport, New York, July 26, 2012: FSB Community Bankshares, Inc. (the “Company”) (OTC Bulletin Board: FSBC), the mid-tier stock holding company of Fairport Savings Bank (the “Bank”), reported net income of $11,000 for the quarter ended June 30, 2012 compared to net income of $16,000 for the quarter ended June 30, 2011.  Net income per share was $0.01 for both the quarter ended June 30, 2012 and June 30, 2011. The Company’s net interest margin for the quarter ended June 30, 2012 increased 1 basis point to 2.60% from 2.59% for the quarter ended June 30, 2011, due to the decrease in our cost of interest-bearing liabilities of 30 basis points from 1.49% to 1.19%, which was partially offset by a decrease in the yield earned on our interest-earning assets of 25 basis points from 3.94% to 3.69%.

The $5,000 decrease in net income for the second quarter of 2012 compared to the second quarter of 2011 resulted from a $312,000 increase in other expense and a $2,000 decrease in income tax benefit, partially offset by a $286,000 increase in other income and a $23,000 increase in net interest income. The increase in other expense was primarily attributable to increases in expenses related to the Perinton branch that was opened in October 2011, and increased mortgage commissions and mortgage fees and taxes with additional mortgage production in 2012, partially offset by a decrease in FDIC premium expense in 2012 compared with 2011 that resulted from changes made by the FDIC, reflecting a lower rate in the Company’s deposit insurance assessment. The increase in other income in the second quarter of 2012 compared to the second quarter of 2011 was mainly due to increases in realized gain on sale of securities, realized gain on sale of loans, and mortgage fee income. The increase in net interest income is reflective of the Company’s ability to reduce its deposit and borrowing costs in a low interest rate environment, partly offset by a decrease in interest income on interest-earning assets.

For the six months ended June 30, 2012, the Company reported a net loss of $102,000 compared to a net loss of $30,000 for the six months ended June 30, 2011. Net loss per share for the six months ended June 30, 2012 was $(0.06) compared to a net loss per share of $(0.02) for the six months ended June 30, 2011. The Company’s net interest margin for the six months ended June 30, 2012 decreased 4 basis points to 2.55% from 2.59% for the six months ended June 30, 2011, due to a decrease in the yield of interest-earning assets of 27 basis points from 3.99% to 3.72% which was partially offset by a decrease in the cost of interest-bearing liabilities of 26 basis points from 1.54% to 1.28%.

At June 30, 2012, the Company had $216.3 million in consolidated assets, a decrease of $7.0 million, or 3.1%, from $223.3 million at December 31, 2011. Investment securities available for sale and held to maturity combined decreased by $17.7 million, or 23.4%, to $57.9 million at June 30, 2012 from $75.6 million at December 31, 2011.  The decrease in investment securities included the sale of $9.5 million in available for sale mortgage-backed securities and $750,000 in agency notes for a realized gain on sale of $308,000 recorded in the first six months of 2012. The Company has reviewed its investment securities portfolio totaling $57.9 million at June 30, 2012, and concluded that no other-than-temporary impairment charges were required. Cash and cash equivalents, primarily interest-earning deposits at the Federal Reserve Bank and Federal Home Loan Bank decreased by $754,000, or 8.3%, to $8.3 million at June 30, 2012 from $9.0 million on December 31, 2011, maintaining a strong liquidity position in anticipation of funding loan commitments in the third quarter of 2012. Total deposits decreased by $6.7 million, or 3.8%, to $168.4 million at June 30, 2012 from $175.1 million at December 31, 2011. Core deposits including non-interest bearing checking, NOW, savings, and MMA accounts increased by $454,000, and Certificates of Deposits, including Individual Retirement Accounts, decreased by $7.1 million for the first six months of 2012 as the result of management’s prudent pricing of lower rates for non-relationship customers in the continued low interest rate environment. Consolidated stockholders’ equity at June 30, 2012 was $20.6 million, or 9.5%, of consolidated assets.  At June 30, 2012 the Bank was considered well capitalized, the highest standard and capital rating as defined by the Bank’s regulator.

Net loans receivable increased $10.9 million, or 8.6%, to $137.7 million at June 30, 2012 from $126.7 million at December 31, 2011. The Company originated $38.3 million of residential mortgage loans, sold $10.5 million in the secondary market and brokered $1.5 of USDA/Rural Housing and VA mortgage loans as a balance sheet management strategy during 2012 to reduce interest rate risk in a potentially rising interest rate environment.  The Company sold these loans at a gain of $355,000 which was recorded in other income in the first six months of 2012.  At June 30, 2012 the Company serviced $20.1 million in mortgage loans sold. At June 30, 2012 the Company had $2.3 million in loans held for sale comprised of fixed rate one to four family conventional mortgage loans and FHA mortgage loans originated and closed by the Company in the second quarter of 2012 that have been committed for sale in the secondary market and will be delivered and sold in the third quarter of 2012.

The credit quality of the Bank’s loan portfolio remains solid.  The Company ended the second quarter of 2012 with no non-performing loans compared to $325,000 in non-performing loans comprised of one residential property for the period ended December 31, 2011. We recorded a $15,000 provision for loan losses for the six months ended June 30, 2012 and June 30, 2011. The allowance for loan losses was $411,000, or 0.29% of loans outstanding, at June 30, 2012 compared to $411,000, or 0.32% of loans outstanding, at December 31, 2011. In the first quarter of 2012, we charged off $15,000 to the allowance for loan losses on the sale of a recently foreclosed real estate owned residential property. Management has evaluated the Company’s allowance for loan losses and believes it is adequately funded at June 30, 2012 based on the quality of the current loan portfolio.

About our Company

FSB Community Bankshares, MHC owns 53% of the outstanding common stock of the Company. The Company is a State chartered corporation. The Bank, the wholly owned subsidiary of the Company, conducts business from its main office in Fairport, New York and four branches located in Penfield, New York, Irondequoit, New York, Webster, New York, and Perinton, New York. The Company’s principal business consists of originating one-to-four-family residential real estate mortgages, loans and home equity lines of credit and to a lesser extent, originations of commercial real estate, multi-family, construction and other consumer loans.  The Company has three mortgage origination offices located in Pittsford, New York, Canandaigua, New York, and Watertown, New York.  The Company attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Oakleaf Services Corporation, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Balance Sheet Information
June 30, 2012 and December 31, 2011
(Dollars in thousands, except per share data)

(Unaudited)
	June 30, 2012	December 31, 2011

Assets	$216,257	$223,251
Cash and Cash equivalents	8,283	9,037
Investment Securities	57,924	75,640
Loans Held for Sale	2,307	1,535
Net Loans Receivable	137,665	126,742
Deposits	168,443	175,102
Borrowings	23,623	24,178
Total Stockholders’ Equity	20,617	20,843
Book Value per Share	$11.89	$12.03
Stockholders’ Equity to Total Assets	9.53%	9.34%

FSB COMMUNITY BANKSHARES, INC.

Selected Consolidated Statement of Income Information
Three Months and Six Months Ended June 30, 2012 and June 30, 2011
(Dollars in thousands except per share data)

	(Unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

Interest and Dividend Income	$1,887	$1,992	$3,850	$4,034
Interest Expense	557	685	1,214	1,419
Net Interest Income	1,330	1,307	2,636	2,615
Provision for Loan Losses	7	7	15	15
Net Interest Income after Provision for Loan Losses	1,323	1,300	2,621	2,600
Other Income	549	263	1,161	471
Other Expense	1,870	1,558	3,964	3,155
Income (Loss) Before Income Taxes	2	5	(182)	(84)
Benefit for Income Taxes	(9)	(11)	(80)	(54)
Net Income (Loss)	11	16	(102)	(30)

Net Income (Loss) per Common Share	$0.01	$0.01	$(0.06)	$(0.02)
Average Common Shares Outstanding (In Thousands)	1,734	1,731	1,734	1,730